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              EXHIBIT 11.1-COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      (in thousands, except per share data)

                                               THREE MONTHS ENDED SEPTEMBER 30,       NINE MONTHS ENDED SEPTEMBER 30,
                                                  1999                  1998              1999               1998
                                            ------------------    -----------------  ----------------   ----------------
Income applicable to common shares:

Net Income (Loss)                                   $349              $(1,519)            $1,275            $(2,342)

                                            ------------------    -----------------  ----------------   ----------------
        Income (Loss) applicable to
        common shares                               $349              $(1,519)            $1,275            $(2,342)
                                            ==================    =================  ================   ================


    Weighted average number of common
    shares outstanding                             7,361                7,292              7,350              7,292

        Weighted average common shares             7,361                7,292              7,350              7,292
                                            ==================    =================  ================   ================


    Income (Loss) per common share                 $0.05              $(0.21)              $0.17             $(0.32)
                                            ==================    =================  ================   ================
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